Exhibit 10.19

Technology Service Agreement

(Amended and Restated on December 28, 2015)

Party A:                                                                        Beijing Dasheng Zhixing Technology Co., Ltd.

Legal Representative: Huang Jiajia

Address:                                                                         Suite 9154, Building No. 3, 3 Xijing Road, Badachu Hi-Tech Park, Shijingshan District, Beijing

Party B:                                                                        Guangzhou Huaduo Network Technology Company Limited

Legal Representative: Li Xueling

Address:                                                                         24/F, Building B-1, North District Wanda Commercial Plaza, Wanbo Business District, 79 Section 2 Wanbo Road, Nancun Zhen, Panyu District, Guangzhou

(Individually a “Party”, and collectively the “Parties”)

Whereas:

1.                                      Party A is the operator of www.51Talk.com website;

2.                                      The Parties agree Party B or its affiliate (collectively “YY”) to be the provider of audio/video services to Party A by supplying Party A with audio/video software development kit (including Web SDK, PC SDK and Mobile SDK, collectively “SDK Technology”), for Party A to conduct online English language education through the 51Talk website, as well as servers and bandwidth resources which are necessary for Party A to conduct online English language education.

3.                                      Party A agrees that, subject to the terms of this Agreement, all the user accounts registered with www.51Talk.com by users utilizing Party B’s SDK Technology may be connected to their user accounts registered with Party B’s audio products.

Therefore, the Parties have been cooperating since January 20, 2014, and entered into Technology Service Agreement (the “Original Agreement”) on June 19, 2014. Based on the performance of the Original Agreement, the Parties now wish to enter into this Agreement to amend some terms of the Original Agreement. The Parties through friendly consultation and based on the principle of equality and mutual benefit, agree on the amended terms and the Agreement is restated as follows:

I.                                        Services

1.1                     Technology Services: refer to Party B providing SDK, including Web SDK, PC SDK and Mobile SDK, to 51Talk website operated by Party A to support Party A’s teachers based in the Philippines, Europe, the U.S., China, etc. to deliver one-on-one or one-to-many audio-visual lessons to students across China; and support activities such as teacher training, etc.

1.2                     Party B shall provide the applicable version of SDK

1.2.1                     Flash version for Web SDK;

1.2.2                     Windows version for PC SDK;

1.2.3                     Android and iOS version for Mobile SDK.

1.3                     The SDK provided by Party B as the SDK provider shall have the following features on a “one-to-many” basis:

1.3.1                     one-on-one audio features;

1.3.2                     one-to-many audio features, many-to-many audio features;

1.3.3                     one-on-one video features, and supporting one-to-many video features on PC and mobile;

1.3.4                     one-on-one, one-to-many text chat features;

1.3.5                     original audio stream interface;

1.3.6                     supporting background processes on mobile;

1.3.7                     cross-platform communication between SDKs;

1.3.8                     Web SDK that supports video-viewing features, but does not support sending videos to other users;

1.3.9                     querying users’ online status (by user/lesson/providing batch query interface);

1.3.10              supporting administrators listening to audios by enabling “Appear Offline” status, and recording videos on the server; and

1.3.11              6 types of voice changer SDKs.

1.4                     Party B warrants that the following SDK technical index shall be achieved in respect of Party A’s teachers located in the Philippines and China mainland:

1.4.1                     Regarding one-on-one audio services, delay within one second, average packet loss rate within 2%, and interruption rate no higher than 2% (unless caused by the user’s network quality);

1.4.2                     Regarding one-to-many audio services, delay within two seconds, average packet loss rate within 2%, and interruption rate no higher than 2% (unless caused by the user’s network quality);

1.4.3                     Supports maximum and minimum bitrate control, audio and video non-synchronicity less than 300ms (unless caused by the user’s network)

1.4.4                     No occurrence of massive non-functioning situations; upon the occurrence of any non-functioning situation, Party B shall respond within the shortest time and ensure restoration within 30 minutes (unless caused by the user’s network).

1.5                     As for Party A’s teachers based in Europe, the U.S. and any other area, the Parties shall agree on the technical specifications of SDK separately based on the actual technical conditions.

II.                                   Rights and Liabilities of The Parties

2.1                     Rights and Liabilities of Party A

2.1.1                     to arrange relevant technical staff to collaborate with Party B in SDK adaptation, and follow the technical advices given by Party B’s technical staff.

2.1.2                     responsible for developing programs that match with the SDK provided by Party B.

2.1.3                     to provide technical support, e.g. account system, etc., to connect to Party B’s user accounts.

2.1.4                     Party A shall only utilize the SDK technology provided by Party B when conducting online English language education through 51Talk products.

2.1.5                     without Party B’s written consent, Party A shall not sublicense the SDK technology provided by Party B to any third party, or utilize it for any purpose other than as specified herein.

2.1.6                     without Party B’s written consent, Party A shall not modify the source code of the SDK technology after decompiling it, and shall inform Party B of any modifications when using the SDK technology promptly.

2.1.7                     Party A is entitled to ask Party B to rectify in a timely manner if Party B fails to provide services in accordance with the agreed service standard.

2.1.8                     After using up the free data, Party A shall make full payment of the service fee in a timely manner to Party B, if Party A needs to continue to use Party B’s service.

2.2                     Rights and Liabilities of Party B

2.2.1                     Party B undertakes to provide Party A with the services in accordance with this Agreement, and warrants the authenticity, reliability and continuity of the services provided to Party A. Party B permits Party A to utilize any SDK, server and bandwidth resources provided by Party B, and such permission shall be royalty-free.

2.2.2                     Party B is responsible for providing SDK audio/video services for the following products operated by Party A: the 51Talk website, AirClass Client Side (PC and mobile), AirClass Teacher Side, DuoShuoYingYu Client Side, and other products that are currently used and developed by Party A (including Web SDK/ PC SDK/ Mobile SDK, of which Web SDK is for Flash). Where the other products developed by Party A needs custom development for the SDK, the Parties shall negotiate on the terms of cooperation separately. All server resources used for Party A’s products shall be consolidated.

2.2.3                     Party B undertakes to provide real-time resolutions to the technical problems arising from installing, testing and using the services on the 51Talk website. Party B is responsible for arranging technical specialists to test and adjust the interface for the 51Talk website, and help resolve problems arising in the course of communication.

2.2.4                     Party B’s server bandwidth resources currently located in Hong Kong shall provide long-distance education services from the Philippines to China to Party A. Party B undertakes that it will not provide such services to any other education or training organizations that compete directly with Party A (e.g. vipabc, ABC360, Jiesen365, etc., or English language education or training organizations with the same or similar model). Depending on Party A’s business development, if Party A needs Party B to provide further server/bandwidth resources to support Party A’s audio/video education and teacher training, Party B shall provide such services to fulfill the demand accordingly.

2.2.5                     Party B shall provide the access to obtaining online statement as required by Party A to understand the overall teaching network environment quality and make more advisable product decision.  Such access must include the following information enquiry functions:

2.2.5.1           the number of route of communications at a certain point of time;

2.2.5.2           the percentage and data of good, average and poor communication quality (overall average delay time and packet loss);

2.2.5.3           the area where poor communication quality is concentrated and corresponding operator;

2.2.5.4           use of designated network width;

2.2.5.5           percentage of log-on failure; and

2.2.5.6           enquiry of the period of time for the above data.

2.2.6                     Party B shall provide technical support for the integration, combined adjustment, and bug fix conducted by Party A.

2.2.7                     Party B shall provide a complete set of testing environment that meets the specifications (as provided in Section 1.4) prior to the connection, for Party A to perform the testing.

2.2.8                     Party B shall give a written notice to Party A seven (7) days before Party B’s system undergoes any massive upgrade which could affect Party A using the system.

2.2.9                     Party B shall propose solutions within 30 minutes when Party B fails to meet the technical specifications provided in Section 1.4.1 — Section 1.4.4. Party B shall provide technical support during regular working hours.

III.                              Services Mode and Service Fees

3.1                     Service Mode: Party B provides Party A with PC/web/mobile SDK, server bandwidth resources for Party A to use the SDK, technical support for combined adjustment, and timely solutions to technical problems.

1)                                     Service fees: Party B will provide free Hong Kong data flow to Party A within a certain price.  Party A’s use of Hong Kong data flow on annual basis (which means a period of twelve calendar months as of January 20, 2014) shall be no more than RMB6.5 million (pursuant to Party B’s network width purchase agreement, the maximum aggregate data flow for 2014-2015 period is temporarily set as 1.2GB for both inbound and outbound flows, and Party B shall ensure the number of Party A’s concurrent online users in other countries within such data flow range shall reach 12,000), and any excessive amount shall be paid to Party B based on the cost of Party B to purchase corresponding network width.  As to the number of domestic video concurrently online users, if the number is less than 50,000, Party B shall provide relevant services free-of-charge; if the number exceeds 50,000, the Parties shall negotiate the service fee.

2)                                     Party B will provide Party A with access to flow enquiry at any time.  The data flow used without charge shall be accounted based on the enquiry results mutually agreed by the Parties.  Party A shall be notified when the flow charge reaches RMB6.5 million.

3)                                     Any excessive data flow price on annual basis shall be accounted by Party B based on mutually agreed data and calculated according to the documented purchase price for network width from third party.  Party B shall provide the charge calculation details and supporting documents (such as Party B’s documented network width purchase price) to Party A within the last month of the applicable year.  If Party A raises no objection within five business days upon receipt of such details, it shall pay the price to Party B within ten business days upon its receipt of such details.

4)                                     The services provided in this Agreement shall be part of the services Party B shall provide to Party A as stipulated in the financing agreement (i.e. SHARE SUBSCRIPTION AND PURCHASE AGREEMENT concerning Shares in China Online Education Group). The Parties confirm that entering into this Agreement is in compliance with the provisions of the financing agreement.

5)                                     If Party A raises objections after receiving summary fee invoices, the Parties shall check data usage within 5 working days after the objections are raised, to confirm the final data usage and calculate service fees accordingly. If the Parties fail to reach an agreement on the data usage, the data recorded in the backend provided by Party B shall apply.

3.2                     In the course of services, Party A shall bear any labor costs incurred by Party B, including but not limited to: travel expenses incurred by Party B’s staff in providing the services.

3.3                     Party B shall submit expense report to Party B with respect to the expenses set out in Section 3.2 within 10 working days of incurring the expenses. If Party A does not raise any written objection within 5 working days of receiving the report, Party A shall pay the expenses to Party B within 10 working days of receiving the expense report.

3.4                     Receiving account information

Party B’s receiving bank account:

Account Name:                                                          Guangzhou Huaduo Network Technology Company Limited

Bank Name:                                                                          China Merchants Bank Guangzhou Branch High-Tech Branch

Account Number:                                               201980896110001

In the event of change of bank account, Party B shall notify Party A of such change in advance.

IV.                               Test on Completion And Contact Details

4.1                     In accordance with the demands of Party A’s internal management and business, Party A is entitled to perform completion test on the SDK provided by Party B. Party A may perform the completion test on the SDK pursuant to the agreed standard and method. For the specific standard and method, please refer to Annex I to Technology Service Agreement, which has the same legal effect with this Agreement.

4.2                     If the services fail to meet Party A’s standard, Party B shall make adjustment and improvement in accordance with the request and standard proposed by Party A.

4.3                     The Parties confirm that during the validity term of this Agreement, the project contact information of Party A is set out as follows:

Contact Name	Contact Details	E-mail
Qin Renzhi	186/1380/1363	qinrz@51talk.com

4.4                     Party B has appointed Meng Fanpeng, Yang Xuebin as the contact persons. Detailed information is set out as follows:

Contact Name	Contact Details	E-mail
Meng Fanpeng	135-7080-5577	mengfanpeng@yy.com

Yang Xuebin	186-6559-8175	yangxuebin@yy.com

4.5                     The project contact shall take the responsibilities set out below:

4.5.1                     responsible for the work coordination in the course of the development and installation of SDK;

4.5.2                     responsible for providing technical support in the course of providing services;

4.5.3                     responsible for SDK maintenance and solve technical issues.

4.6                     In the event of change of either Party’s project contact, written notice shall be given to the counter party no later than 14 days prior to the change. In the event that a Party fails to notify the other Party promptly and such failure results in prejudice to the performance of this Agreement or losses to the other Party, the defaulting Party shall be liable for any damages and breach of contract.

V.                                    Confidentiality

5.1                     During the period of the Agreement, all technical secrets and information such as technical solutions, product designs, technical documentation, etc.; trade secrets such as customer lists; and IP-related secrets disclosed to the Parties (collectively the “Confidential Information”) of the Parties or a third party, shall be fully kept confidential at all times. Either Party shall not use, disclose, or reveal the Confidential Information to any third party without the other Party’s written consent. The Party who breaches this Agreement shall be fully liable for any losses caused by the breach.

5.2                     In the course of providing the services, Party B shall not reveal or use any trade or technical secrets of a third party disclosed to Party B. Party B shall be liable for any losses caused by Party B using or disclosing any third party’s trade or technical secrets which causes Party A/ the 51Talk website operated by Party A/ users of the 51Talk website to infringe any third party rights.

5.3                     Upon termination or expiration of this Agreement, Party B shall return all and any documents, secrets, information, etc., to Party A, and shall not keep any backups.

5.4                     The obligation stipulated in Section 5.1 shall not apply to:

5.4.1                     the Confidential Information that has been published or made available to the public otherwise, save for the disclosures made in a manner prohibited in law, or;

5.4.2                     pursuant to this agreement, the Confidential Information that has been known to the Parties on a non-confidentiality basis before the disclosure, or;

5.4.3                     the Confidential Information that is known to one of the Parties from sources other than the other Party on a non-confidentiality basis, or;

5.4.4                     the Confidential Information disclosed pursuant to any order issued by government authorities.

5.5                     Despite the fact that Party A’s user accounts registered with the 51Talk website may be connected to their user accounts registered with Party B’s audio products, save for the information of Party A that is necessary for Party B to provide technical services (e.g. username, IP address of Party A’s users, etc.), without Party A’s prior written consent, Party B is not entitled to collect or ask Party A to provide any Party A’s user information. Pursuant to Section 5.1, Party B has confidentiality obligation as to Party A’s user information it obtains, and shall not collect or use Party A’s user information for any purpose other than performing this Agreement, subject to the relevant laws and regulations. The aforesaid limitation hereunder does not apply to Party B, where Party A’s user agrees to directly provide his/her information to Party B. Each Party shall be legally responsible for its own default in collecting Party A’s user information, and shall be obligated to compensate all the losses caused thereby to the other Party.

VI.                               Ownership

Party B shall be the sole and exclusive owner of the SDK technology stipulated in this Agreement and any improvement made therein by Party B. Party A is not entitled to transfer or sublicense such technology and improvements to any third party other than Party A’s subsidiaries.

VII.                          Term of the Agreement

The term of this Agreement is five (5) years, staring from June 19, 2014 and until June 18, 2019. The Agreement will automatically renew at the end of each term for a further term of five years unless otherwise noticed by either Party at least one month prior to the end of the relevant term. Both Parties remain bound under the terms hereto upon the renewal of the Agreement.

VIII.                     Amendment and Termination of the Agreement

8.1                     Any amendment to this agreement shall be agreed by the Parties, and shall come into force only after a written instrument is signed by the Parties. The amendment duly executed by both Parties shall be part of this Agreement and shall have the same legal effect as this Agreement. In the event of change in Party A’s business (including but not limited to expansion of business, etc.), if Party A needs Party B to provide further services, Party A may give a written request for an amendment to this Agreement to Party B, and Party B shall respond to such request within 30 days. If Party B fails to respond within 30 days, Party B shall be deem to have given its consent to Party A’s request.

8.2                     This Agreement may be terminated early as mutually agreed by the Parties.

IX.                              Force Majeure

9.1                     Force Majeure, means any impersonal events or occurrences that could not be anticipated, beyond Parties’ reasonable control and cannot be prevented with reasonable care, which includes but is not limited to, severe natural disasters (e.g. typhoon, flood, lightning, fire, explosion, etc.), war (whether be declared or not), government sanction, or any other risks or similar events that cannot be solved by the currently available technologies.

9.2                     If an event of Force Majeure occurs to a Party, the Party shall notify the other Party of such Force Majeure as soon as possible, and shall submit to the other Party a written document that effectively proves the occurrence of the Force Majeure. The affected Party shall actively take appropriate means to mitigate losses the other Party suffered from failure or delay of performance to the extent possible. After the effects of Force Majeure are removed, the affected Party shall notify the other Party immediately.

9.3                     In the event that the affected Party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected Party will not be responsible for any damage by reason of such a failure or delay of performance, except as otherwise provided by law. If the Force Majeure occurs after a Party’s delay of performance, the affected Party shall not be exempted from the default.

X.                                   Breach Liability

10.1              If the compliance ratio of the technical services provided by Party B that meet the agreed standard is lower than 99.9% in one service cycle for reasons attributable to Party B (e.g. servers, network bandwidth or quality of the SDK provided by Party B; reasons attributable to network operators shall not be attributable to Party B), Party B shall not charge Party A for the data incurred in the course of the non-compliance time in such service cycle, and shall compensate Party A for its direct losses caused thereby.

The “service cycle” referred to in this Section means a calendar month; a service period less than one service cycle shall be calculated as one service cycle; “service compliance ratio” means the ratio of the compliance time to the total service time in one service cycle; “compliance time” and “non-compliance time” shall be in five minute increments. The period where users are unable to enter the channel, or make audio call or watch video in the channel due to the fact that the technical services provided by Party B fail to meet the technical specifications provided in Section 1.4 shall be deemed “non-compliance time”; with Party B’s prior notification to Party A, the non-compliance occurred during the regular technical upgrade, maintenance, etc., shall not be included in the “non-compliance time”.

10.2              If Party A fails to pay service fees to Party B by the due date as agreed by the Parties which constitutes a breach of contract, Party A shall pay to Party B a penalty of 0.3% of overdue amount per overdue day. If the fees are 30 days overdue, Party B is entitled to terminate this Agreement early. If Party B fails to provide services to Party A as stipulated in this Agreement which constitutes a breach of contract, Party A is entitled to terminate this Agreement early, and ask for Party B to compensate pursuant to this Agreement.

10.3              Unless otherwise provided in this Agreement, failure of either Party to comply with any of its obligations, undertaking, commitment or any other terms hereunder shall constitute a default. The defaulting Party shall make compensation to the non-defaulting party for its direct losses caused by the default.

XI.                              Disputes Resolution

The Parties shall strive to settle any dispute arising from the performance in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each Party can submit such matter to the people’s court of competent jurisdiction located at the defendant’s place of domicile.

XII.                         Miscellaneous

12.1              This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior communication, declaration, memorandum of understanding, etc., both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. The amendment to the Original Amendment hereof shall be effective upon execution of this Agreement by the Parties hereto. All provisions of the Original Agreement are hereby superseded in their entirety and restated herein. The Parties shall fulfill their obligations in pursuance of this Agreement.

12.2              This Agreement is executed in two counterparts, one for each Party. Both counterparts are equally valid.

(Remainder of page intentionally left blank; signature page follows)

Party A:                                                                           Beijing Dasheng Zhixing Technology Co., Ltd.

(Company Seal:                               /s/ Beijing Dasheng Zhixing Technology Co., Ltd.)

Authorized Representative:

December 28, 2015

Party B:                                                                           Guangzhou Huaduo Network Technology Company Limited

(Company Seal:                               /s/ Guangzhou Huaduo Network Technology Company Limited)

Authorized Representative:

December 28, 2015

Annex I

Service	Contact	Testing Standard	Remarks
Providing PC/mobile one-on-one basic SDK and demo	Meng Fanpeng	Technology Service Agreement 1.3.1 Technology Service Agreement 1.3.3 (in part) Technology Service Agreement 1.3.4 (in part)	To be tested in accordance with Technology Service Agreement 1.4
Providing PC/mobile one-to-many basic SDK and demo	Meng Fanpeng	Technology Service Agreement 1.3.2 Technology Service Agreement 1.3.3 (in part) Technology Service Agreement 1.3.4 (in part)	To be tested in accordance with Technology Service Agreement 1.4
Providing web basic SDK and demo	Meng Fanpeng	Technology Service Agreement 1.3.1 — 1.3.4 Technology Service Agreement 1.3.8	To be tested in accordance with Technology Service Agreement 1.4
Obtaining statistics reports online	Meng Fanpeng	Technology Service Agreement 2.2.5
Recording, monitoring, and querying users’ online status	Meng Fanpeng	Technology Service Agreement 1.3.5 Technology Service Agreement 1.3.9 Technology Service Agreement 1.3.10
Other SDK	Meng Fanpeng	Technology Service Agreement 1.3.11